EXHIBIT 99.1

NEWS

Veeco Instruments Inc., 100 Sunnyside Boulevard, Suite B, Woodbury, New York 11797. Tel. 1 516-677-0200 Fax. 1 516-677-0380

FOR IMMEDIATE RELEASE

Financial Contact: Debra Wasser, SVP Investor Relations & Corporate Communications, 1 516-677-0200 x1472

Media Contact:  Fran Brennen, Senior Director Marcom, 1 516-677-0200 x1222

VEECO ANNOUNCES SECOND QUARTER AND

SIX MONTH 2007 FINANCIAL RESULTS

WOODBURY, NY, July 27, 2007 — Veeco Instruments Inc. (Nasdaq: VECO) today announced its financial results for the second quarter and six months ended June 30, 2007. Veeco reports its results on a generally accepted accounting principles (“GAAP”) basis, and also provides results excluding certain items.  Investors should refer to the attached table for further details of the reconciliation of GAAP operating income to earnings excluding certain items.

Second Quarter 2007 Highlights

•                  Revenue was $98.8 million, below Veeco’s guidance of $100-$105 million, flat sequentially and down 12% versus second quarter 2006 revenue of $111.6 million.

•                  Bookings were $112.5 million, in line with Veeco’s guidance range of $110 million +/-5%, up 6% sequentially but down 21% versus the prior year.

•                  Net loss was $2.6 million, or ($0.08) per share (GAAP), compared to net income of $3.0 million, or $0.10 per share, last year, below Veeco’s guidance of ($0.03) - $0.02  per share.

•                  Earnings per share, excluding certain items, were $0.05 compared to $0.18 last year, below Veeco’s guidance of $0.07-$0.10 per share.

Edward H. Braun, Veeco’s Chairman, commented, “Veeco’s revenue was below our guidance due primarily to the field acceptance delay of a new data storage PVD system and end of quarter data storage customer factory shut-downs. In addition, weakness in semiconductor also impacted revenue and profitability. For the first six months of 2007, Veeco’s revenue of $197.9 million was down 4% from 2006.  By market, Veeco’s first half 2007 revenue was up 39% in HB-LED/wireless, up 15% in scientific research and down 28% in data storage and down 12% in semiconductor.”

“Veeco’s second quarter 2007 orders of $112.5 million were up 6% sequentially, but 21% lower than the second quarter of last year,” continued Mr. Braun.  “By market, data storage orders increased 41% sequentially but still remaining below prior year levels. Compared to the prior year, second quarter HB-LED/wireless orders increased 26%, semiconductor orders declined 58% and scientific research orders increased 16%. Veeco’s second quarter backlog was $161 million, the highest level in three years.”

Second Quarter 2007 Summary

Veeco’s revenue for the second quarter of 2007 was $98.8 million, compared to $111.6 million in the second quarter of last year. Second quarter 2007 operating loss was $1.0 million, compared with operating income of $5.6 million in the second quarter of 2006.  Veeco’s second quarter 2007 EBITA was $2.8 million, compared to $9.6 million last year.  Second quarter 2007 net loss was ($2.6) million, or ($0.08) per share (GAAP), compared to net income of $3.0 million, or $0.10 per share, in the second quarter of 2006.  Excluding the $1.4 million restructuring charge in 2007 and excluding amortization expenses and using a 35% tax rate in both periods, second quarter 2007 earnings were $0.05 per share, compared to $0.18 per share in 2006.  Details of revenues and bookings appear in the following tables.

Q2 2007 Revenue

Segment Analysis	$ Millions	%	Market Analysis	%	Regional Analysis	%
Process Equipment	$60.0	61%	Data Storage	32%	North America	32%
			Semiconductor	11%	Europe	21%
Metrology	38.8	39%	HB-LED/wireless	26%	Japan	11%
			Scientific Research	31%	APAC	36%
Total	$98.8	100%	Total	100%	Total	100%

Q2 2007 Bookings

Segment Analysis	$ Millions	%	Market Analysis	%	Regional Analysis	%
Process Equipment	$77.7	69%	Data Storage	37%	North America	35%
			Semiconductor	7%	Europe	20%
Metrology	$34.8	31%	HB-LED/wireless	31%	Japan	15%
			Scientific Research	25%	APAC	30%
Total	$112.5	100%	Total	100%	Total	100%

Veeco’s second quarter book-to-bill ratio was 1.14 to 1.0.

First Six Months 2007 Summary

Veeco’s revenue for the first six months of 2007 was $197.9 million, compared to $205.6 million in the first six months of last year. Six month 2007 operating income was $0.7 million, compared with operating income of $7.2 million in the first six months of 2006.  Veeco’s six month 2007 EBITA was $8.5 million, compared to $15.3 million last year.  Six month net loss was ($2.3) million, or ($0.07) per share, compared to net income of $2.8 million, or $0.09 per share, in the first six months of 2006.  Excluding certain charges and gains and amortization expense, and using a 35% tax rate in both periods, six month 2007 earnings were $0.15 per share, compared to $0.27 per share in 2006.  Details of revenues and bookings appear in the following tables.

Six Month 2007 Revenue

Segment Analysis	$ Millions	%	Market Analysis	%	Regional Analysis	%
Process Equipment	$118.1	60%	Data Storage	34%	North America	33%
			Semiconductor	10%	Europe	18%
Metrology	79.8	40%	HB-LED/wireless	24%	Japan	16%
			Scientific Research	32%	APAC	33%
Total	$197.9	100%	Total	100%	Total	100%

Six Month 2007 Bookings

Segment Analysis	$ Millions	%	Market Analysis	%	Regional Analysis	%
Process Equipment	$146.4	67%	Data Storage	32%	North America	34%
			Semiconductor	9%	Europe	19%
Metrology	$72.0	33%	HB-LED/wireless	34%	Japan	13%
			Scientific Research	25%	APAC	34%
Total	$218.4	100%	Total	100%	Total	100%

Veeco’s six month book-to-bill ratio was 1.10 to 1.0.

Outlook

John R. Peeler, who joined Veeco as Chief Executive Officer on July 1, 2007, commented, “Veeco is currently experiencing a challenging overall data storage market, primarily due to customer consolidation and a slower than expected recovery in capital spending, as well as a depressed semiconductor environment. While we have an exciting pipeline of new products across all of our markets, many of these are in the early stages of shipments and therefore carry risks associated with customer acceptance and revenue recognition. Therefore, we are forecasting weak third quarter revenue and profitability with improvement in the fourth quarter.”

Veeco currently expects revenue to be in the range of $92-$97 million for the third quarter of 2007, with loss per share forecasted to be between ($0.25) — ($0.18) on a GAAP basis, and a loss of ($0.09) — ($0.05) on a non-GAAP basis (excluding amortization of $1.9 million and restructuring charges of $0.5 million using a 35% tax rate). Veeco currently expects that its third quarter 2007 bookings will be $100-$115 million. The forecasted decline in profitability in the third quarter of 2007 compared to the second quarter of 2007 is primarily due to new data storage products at introductory pricing and low revenue in Veeco Metrology. Compared with first half 2007 revenue of $197.9 million, Veeco currently forecasts that second half revenue will improve to $200-$220 million, subject to the risks associated with customer acceptances of new products, bringing revenue for the full year to approximately $400-$420 million, down 5-10% versus 2006.

Mr. Peeler concluded, “While we are disappointed that 2007 will likely not be a growth year for Veeco, we are pleased that our strong pipeline of new products will set the stage for an improved

2008.  During the coming months, I will be working with Veeco’s senior management team to develop new strategies for improving Veeco’s growth and profitability.”

Veeco will host a conference call reviewing these results at 10:00AM ET today at 1-800-262-1292 (toll free) or 1-719-457-2680.  The call will also be webcast live on the Veeco website at www.veeco.com.  Also posted on the Company’s website is a presentation reviewing the financial results.  A replay of the call will be available beginning at 1:00PM ET today through midnight on August 10th, 2007 at 1-888-203-1112 or 1-719-457-0820, using pass code 7000436, or on the Veeco website.

About Veeco

Veeco Instruments Inc. provides solutions for nanoscale applications in the worldwide data storage, semiconductor, HB-LED/wireless and scientific research markets. Our Metrology products are used to measure at the nanoscale and our Process Equipment tools help create nanoscale devices. Veeco’s manufacturing and engineering facilities are located in New York, New Jersey, California, Colorado, Arizona and Minnesota. Global sales and service offices are located throughout the United States, Europe, Japan and Asia Pacific. Additional information on Veeco can be found at http://www.veeco.com/.

To the extent that this news release discusses expectations or otherwise makes statements about the future, such statements are forward-looking and are subject to a number of risks and uncertainties that could cause actual results to differ materially from the statements made. These factors include the risks discussed in the Business Description and Management’s Discussion and Analysis sections of Veeco’s Annual Report on Form 10-K for the year ended December 31, 2006 and in our subsequent quarterly reports on Form 10-Q, current reports on Form 8-K and press releases.  Veeco does not undertake any obligation to update any forward-looking statements to reflect future events or circumstances after the date of such statements.

- financial tables attached -

Veeco Instruments Inc. and Subsidiaries

Consolidated Statements of Operations

(In thousands, except per share data)

(Unaudited)

	Three months ended		Six months ended
	June 30,		June 30,
	2007	2006	2007	2006

Net sales	$98,769	$111,635	$197,935	$205,553
Cost of sales	56,524	61,923	111,995	114,072
Gross profit	42,245	49,712	85,940	91,481

Costs and expenses:
Selling, general and administrative expense	23,818	24,996	46,624	46,326
Research and development expense	15,903	15,252	31,292	29,838
Amortization expense	2,368	3,989	6,277	8,004
Restructuring expense	1,445	—	1,445	—
Other (income) expense, net	(279)	(132)	(426)	67

Operating (loss) income	(1,010)	5,607	728	7,246

Interest expense, net	772	1,149	1,591	2,527
Gain on extinguishment of debt	—	—	(738)	(330)

(Loss) income before income taxes and noncontrolling interest	(1,782)	4,458	(125)	5,049

Income tax provision	1,042	1,433	2,536	2,266
Noncontrolling interest	(229)	—	(359)	—
Net (loss) income	$(2,595)	$3,025	$(2,302)	$2,783

(Loss) income per common share:
Net (loss) income per common share	$(0.08)	$0.10	$(0.07)	$0.09
Diluted net (loss) income per common share	$(0.08)	$0.10	$(0.07)	$0.09

Weighted average shares outstanding	30,926	30,322	30,912	30,208
Diluted weighted average shares outstanding	30,926	31,254	30,912	30,946

Veeco Instruments Inc. and Subsidiaries

Reconciliation of operating (loss) income to earnings excluding certain items

(In thousands, except per share data)

(Unaudited)

	Three months ended			Six months ended
	June 30,			June 30,
	2007		2006	2007		2006
Operating (loss) income	$(1,010)		$5,607	$728		$7,246

Adjustments:

Amortization expense	2,368		3,989	6,277		8,004

Restructuring expense	1,445	(1)	—	1,445	(1)	—

Earnings before interest, income taxes and amortization excluding certain items (“EBITA”)	2,803		9,596	8,450		15,250

Interest expense, net	772		1,149	1,591		2,527

Gain on extinguishment of debt	—		—	(738	)(2)	(330	)(3)

Adjustment to exclude gain on extinguishment of debt	—		—	738		330

Earnings excluding certain items before income taxes	2,031		8,447	6,859		12,723

Income tax provision at 35%	711		2,956	2,401		4,453

Noncontrolling interest, net of income tax provision at 35%	(149)		—	(233)		—

Earnings excluding certain items	$1,469		$5,491	$4,691		$8,270

Earnings excluding certain items per diluted share	$0.05		$0.18	$0.15		$0.27

Diluted weighted average shares outstanding	31,263		31,254	31,278		30,946

(1)  During the second quarter of 2007, the Company incurred $1.4 million in expenses for personnel severance costs associated with its restructuring plan.

(2) During the first quarter of 2007, the Company repurchased $56.0 million aggregate principal amount of its 4.125% convertible subordinated notes.  As a result of these repurchases, the amount of convertible subordinated notes outstanding was reduced to $144.0 million, and the Company recorded a gain from the early extinguishment of debt in the amount of $0.7 million.

(3) During the first quarter of 2006, the Company repurchased $20.0 million aggregate principal amount of its 4.125% convertible subordinated notes.  As a result of this repurchase, the amount of convertible subordinated notes outstanding was reduced to $200.0 million, and the Company recorded a gain from the extinguishment of debt in the amount of $0.3 million.

NOTE - The above reconciliation is intended to present Veeco's operating results, excluding certain items and providing income taxes at a 35% statutory rate. This reconciliation is not in accordance with, or an alternative method for, generally accepted accounting principles in the United States, and may be different from similar measures presented by other companies. Management of the Company evaluates performance of its business units based on EBITA, which is the primary indicator used to plan and forecast future periods. The presentation of this financial measure facilitates meaningful comparison with prior periods, as management of the Company believes EBITA reports baseline performance and thus provides useful information.

Veeco Instruments Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

(In thousands)

	June 30,	December 31,
	2007	2006
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$108,079	$147,046
Accounts receivable, net	65,215	86,589
Inventories, net	104,658	100,355
Prepaid expenses and other current assets	10,323	9,378
Deferred income taxes	2,650	2,565
Total current assets	290,925	345,933

Property, plant and equipment, net	72,105	73,510
Goodwill	100,898	100,898
Other assets, net	63,346	69,259
Total assets	$527,274	$589,600

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$38,153	$40,588
Accrued expenses	44,653	48,714
Deferred profit	1,244	251
Income taxes payable	1,924	2,723
Current portion of long-term debt	5,489	5,597
Total current liabilities	91,463	97,873

Deferred income taxes	2,987	2,423
Long-term debt	146,496	203,607
Other non-current liabilities	2,120	2,304
Total non-current liabilities	151,603	208,334

Noncontrolling interest	1,802	1,642

Shareholders’ equity	282,406	281,751
Total liabilities and shareholders’ equity	$527,274	$589,600